Filed Under Rule 424(b)(2), Registration Statement No. 333-92082
Pricing Supplement Number 4 Dated Monday, January 06, 2003
(To: Prospectus Supplement Dated December 06, 2002 and Prospectus Dated December 06, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFAN6	$23,187,000.00	100%	.625%	$23,042,081.25	5.900%	SEMI-ANNUAL	01/15/2006	07/15/2003	$30.48	YES	Senior Unsecured Notes	Baa1	A-	A-
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFAP1	$19,777,000.00	100%	1.000%	$19,579,230.00	6.900%	SEMI-ANNUAL	01/15/2008	07/15/2003	$35.65	YES	Senior Unsecured Notes	Baa1	A-	A-
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFAQ9	$21,498,000.00	100%	1.500%	$21,175,530.00	7.500%	SEMI-ANNUAL	01/15/2013	07/15/2003	$38.75	YES	Senior Unsecured Notes	Baa1	A-	A-
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
8124JFAR7	$19,068,000.00	100%	1.200%	$18,839,184.00	7.400%	SEMI-ANNUAL	01/15/2010	07/15/2003	$38.23	YES	Senior Unsecured Notes	Baa1	A-	A-
Redemption Information: Callable at 100.000% on 01/15/2005 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Banc One Securities, CSFB, Deutsche Banc Sec., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Pershing, Inc., Prudential Securities, Quick and Reilly Inc., RBC Dain Rauscher, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Sears Roebuck Acceptance Corp. Internotes will be subject to redemption at the option of Sears Roebuck Acceptance Corp., in whole on the Interest Payment Date occurring any time on or after 01/15/2005 at a redemption price equal to 100% of the principal amount of the Sears Roebuck Acceptance Corp. InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Sears Roebuck Acceptance Corp.	Trade Date: Monday, January 06, 2003 @12:00 PM ET
Settlement Date (Original Issue Date): Thursday, January 09, 2003
Minimum Denomination/Increments: 1 Note/1 Note
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the stated maturity date, date of earlier redemption or repayment or interest payment date for any note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from the stated maturity date, date of earlier redemption or repayment or interest payment date to that next business day.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Sears Roebuck Acceptance Corp. $2,000,000,000.00 Sears Roebuck Acceptance Corp. InterNotes Prospectus Dated 06-Dec-02